EXHIBIT 10.1

FIRST INDUSTRIAL REALTY TRUST, INC.
311 South Wacker Drive, Suite 4000
Chicago, IL 60606
312/344-4300
Fax: 312/922-6320

MEMORANDUM

DATE:	October 24, 2008

TO:	Ed Tyler

FROM:	Compensation Committee

RE:	Interim President and Chief Executive Officer Position
     Set forth below are the principal terms and conditions relating to your employment in the position of interim President and Chief Executive Officer (“CEO”) of First Industrial Realty Trust, Inc. (“Company”). This position may extend to each of the Company’s related and affiliated entities as provided by this Committee or by the Board of Directors of the Company (“Board”).
     Effective Date. Your term shall begin as of October 22, 2008 and shall continue until terminated by you or the Company. Your employment shall be at will and may be terminated by either you or the Company at any time for any reason.
     Position and Responsibilities. You shall serve in the role of interim President and CEO of the Company, subject to the direction of the Board. You shall have the responsibilities and authorities customarily availed to a president and CEO of a entity such as the Company.
     Compensation. During the term of employment you shall be paid and provided the following:
     Salary — In the amount of $250,000 per month, in arrears; provided, however, that for the first four months of the term, your salary ($1 mil.) shall be paid in advance, with the next normal payroll cycle. In the event of termination prior to February 22, 2009 you shall not be required to repay any of the amounts advanced. Upon a termination on or following February 22, 2009, you shall be entitled to a pro rata payment of your accrued salary calculated on a per diem basis.
     Benefits — You will be eligible to participate in each of the Company’s welfare benefit and retirement plans offered by the Company, based on the applicable terms of such plans.
     Bonus — You will not participate in the Company bonus plans.
     Stock Appreciation Payment — You will be paid a special cash payment based upon the appreciation of the value of 75,000 shares of the Company’s common stock during the first twelve months of your employment. The payment shall be based on the excess of (A) the closing price of the Company’s common stock on October 22, 2009 over, (B) $7.94 (the closing price on October 23, 2008), with the excess (if any) times (C) 75,000. This payment shall be made in a lump sum within 5 business days of October 22, 2009. You will be fully vested in this award upon your acceptance of this position. In the event of a corporate transaction that constitutes a Change in Control (under the Stock Incentive Plan and Code Section 409A) the settlement will be based upon the change in control consideration and shall be settled upon the closing of such transaction.
     All benefits hereunder shall be subject to all applicable tax withholdings and may be paid by the Company or a related or affiliated entity.
     Please execute below acknowledging your agreement and acceptance of the terms contained herein.
     I hereby acknowledge and agree to the foregoing terms and conditions:

/s/ Ed Tyler Ed Tyler

10/24/08 Date